Company Contact: James R. McKnight, Jr. Chief Executive Officer 615-771-7575
Diversicare Announces 2018 Second Quarter Results

BRENTWOOD, TN, (August 2, 2018) – Diversicare Healthcare Services, Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced its results for the second quarter ended June 30, 2018.
On July 26, 2018, the Board of Directors declared a quarterly dividend of $0.055 per common share payable to shareholders of record as of September 30, 2018, to be paid on October 16, 2018.
Second Quarter 2018 Highlights

•
Under the new Accounting Standard Codification ("ASC") 606, net revenue was $141.1 million in the second quarter of 2018. In accordance with ASC 606, revenue for the second quarter of 2017 was not restated. Revenue for the second quarter of 2018 under legacy GAAP was $144.5 million, compared to $142.6 million in the second quarter of 2017, an increase of $1.9 million or 1.3%.

•
Net loss from continuing operations was ($0.3) million, or ($0.05) per share, in the second quarter of 2018, compared to net income from continuing operations of $0.4 million, or $0.06 per share, in the second quarter of 2017. The Company recorded $1.2 million in severance related expense for the former Chief Executive Officer in the second quarter of 2018, which contributed significantly to the quarterly operating loss. Three hundred thousand dollars of this expense relates to non-cash shared-based compensation.

•	Adjusted EBITDA improved sequentially to $4.6 million and facility-level operating income improved year over year by $0.3 million to $29.6 million, or 21.0% of revenue.
See below for a reconciliation of all GAAP and non-GAAP financial results.
CEO Remarks
“As previously announced, Kelly Gill retired as Chief Executive Officer of Diversicare on July 6, 2018. The Diversicare team and I thank Kelly for his contributions and many years of service to the Company. His leadership proved his dedication to and passion for our patients, residents, team members, and industry,” said Jay McKnight, President and Chief Executive Officer of Diversicare.
Mr. McKnight continued, “Our first priority is the care of our residents and patients who have been entrusted to us. Our quality measures continue to lead in our for profit peer group; however, we seek opportunities to continue to improve our service offerings at each of our centers. We have an amazing team at Diversicare and I am excited to have the opportunity to lead them.”
Commenting on the quarter’s results, Jay said, “The end of the quarter marked the first anniversary of our acquisition of Park Place in Selma, AL. We are very pleased with how the center has performed and are proud to report that it has exceeded our initial expectations. At the time of acquisition we shared that we expected an annual revenue contribution in excess of $8.0 million from this new center. The actual revenue for the first year was just over $9.2 million. Speaking to the portfolio as a whole, our second quarter results reflect improvement over the prior year despite industry-wide challenges to obtain skilled patients.”

Second Quarter 2018 Results
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended June 30,
	2018	2017
Skilled nursing occupancy	79.8%	79.8%
As a percent of total census:
Medicare census	10.6%	12.0%
Medicaid census	68.9%	68.6%
Managed Care census	4.2%	3.6%
As a percent of total revenues:
Medicare revenues	25.0%	27.3%
Medicaid revenues	52.0%	51.6%
Managed Care revenues	8.2%	7.0%
Average rate per day:
Medicare	$455.29	$453.02
Medicaid	$177.58	$173.92
Managed Care	$397.49	$391.60

Patient Revenues
Patient revenues were $141.1 million and $142.6 million for the three months ended June 30, 2018 and 2017, respectively, a decrease of $1.5 million. The following summarizes the revenue fluctuations attributable to our portfolio growth (in thousands):

	Three Months Ended June 30,
	2018		2017
	As reported	As adjusted to Legacy GAAP	As reported	Change
Same-store revenue	$138,747	$142,174	$142,550	$(376)
2017 acquisition revenue	2,335	2,335	—	2,335
Total revenue	$141,082	$144,509	$142,550	$1,959
The difference between patient revenues for the second quarter of 2018 is due to the implementation of ASC 606. Refer to Note 4 "Revenue Recognition" to the interim consolidated financial statements.
The overall increase in revenues as adjusted to legacy GAAP of $2.0 million is primarily attributable to revenue contributions from the acquisition of the Park Place operations during the second quarter of 2018 of $2.3 million.
On a same-store center basis, the average Medicare and Medicaid rate per patient day for the second quarter of 2018 increased compared to the second quarter of 2017, resulting in increases in revenue of $0.1 million and $1.3 million, respectively, or 0.4% and 1.8%, respectively. Our same-store Medicare average daily census for the second quarter of 2018 decreased $4.1 million or 12.5%. Conversely, our Managed Care average daily census for the second quarter of 2018 increased $1.3 million or 15.0%. Our ancillary revenue for the second quarter of 2018 increased $1.3 million.

Operating Expense
Operating expense decreased in the second quarter of 2018 to $111.4 million as compared to $113.2 million in the second quarter of 2017. Operating expense decreased as a percentage of revenue at 79.0% for the second quarter of 2018 as compared to 79.4% for the second quarter of 2017. The following table summarizes the expense increases attributable to our portfolio growth (in thousands):

	Three Months Ended June 30,
	2018		2017
	As reported	As adjusted to Legacy GAAP	As reported	Change
Same-store operating expense	$109,758	$113,547	$113,166	$381
2017 acquisition expense	1,682	1,682	—	1,682
Total expense	$111,440	$115,229	$113,166	$2,063
The overall increase in operating expense of $2.1 million is partially attributable to the acquisition of the Park Place operations during the second quarter of 2018 of $1.7 million.
On a same-store center basis, operating expenses increased by $0.4 million, which is attributable to unfavorable variances in salaries and related taxes and maintenance and utilities of $1.1 million and $0.2 million, respectively, in second quarter of 2018 compared to the second quarter of 2017.
One of the largest components of operating expenses is wages, which increased to $67.8 million during the second quarter of 2018 as compared to $65.8 million in the second quarter of 2017, which is due primarily to acquisition activity.
Lease expense in the second quarter of 2018 remained consisted with the second quarter of 2017 at $13.7 million.
Professional liability expense was $3.2 million and $2.7 million in the second quarters of 2018 and 2017, respectively. Our cash expenditures for professional liability costs of continuing operations were $1.7 million and $2.3 million for the second quarters of 2018 and 2017, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims. See “Liquidity and Capital Resources” for further discussion of the accrual for professional liability.
General and administrative expense was $9.3 million in the second quarter of 2018 as compared to $8.2 million in the second quarter of 2017. General and administrative expense increased as a percentage of revenue to 6.6% in the second quarter of 2018 from 5.8% in the second quarter of 2017. The increase in general and administrative expense is attributable to $1.2 million of executive severance expense recorded in the second quarter of 2018.
Depreciation and amortization expense was approximately $2.8 million in the second quarter of 2018 as compared to $2.6 million in 2017. The increase in depreciation expense relates to the fixed asset acquisition of a center located in Selma, Alabama during the third quarter of 2017 and other capital expenditures.
Gain on the sale of investment in unconsolidated affiliate was $0.3 million for the three months ended June 30, 2018. The Company and its partners entered into an asset purchase agreement to sell the pharmacy joint venture in the fourth quarter of 2016. The subsequent income related to the final liquidation of remaining net assets affiliated with the partnership.
Interest expense was $1.7 million in the second quarter of 2018 and $1.5 million in the second quarter of 2017, an increase of $0.2 million. The increase was primarily attributable to the amendment of the term loan facility that occurred in June 2017.
As a result of the above, continuing operations reported a loss of $0.7 million before income taxes for the second quarter of 2018 as compared to income of $0.5 million for the second quarter of 2017. The benefit for income taxes was $0.4 million for the second quarter of 2018, and the provision for income taxes was $0.1 million for the second quarter of 2017. Both basic and diluted loss per common share from continuing operations were $0.05 for the second quarter of 2018 as compared to both basic and diluted income per common share from continuing operations of $0.06 in the second quarter of 2017.
Receivables
Our net receivables balance decreased $1.3 million to $63.6 million as of June 30, 2018, from $64.9 million as of December 31, 2017.

Conference Call Information
A conference call has been scheduled for Thursday, August 2, 2018 at 4:00 P.M. Central time (5:00 P.M. Eastern time) to discuss second quarter 2018 results. The conference call information is as follows:

Date:	Thursday, August 2, 2018
Time:	4:00 P.M. Central, 5:00 P.M. Eastern
Webcast Links:	www.DVCR.com
Dial in numbers:	877.340.2552 (domestic) or 253.237.1159 (International) Conference ID: 5065409 The Operator will connect you to Diversicare’s Conference Call

A replay of the conference call will be accessible two hours after its completion through August 9, 2018, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering Conference ID 5065409.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully integrate the operations of our new nursing center in Alabama, as well as successfully operate all of our centers, our ability to increase census at our renovated centers, changes in governmental reimbursement, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, our ability to renew or extend our leases at or prior to the end of the existing lease terms, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including HIPAA and laws governing reimbursement from government payors, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our centers, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as others. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Diversicare provides long-term care services to patients in 76 nursing centers and 8,456 skilled nursings beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
-Financial Tables to Follow-

DIVERSICARE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$3,811	$3,524
Receivables, net	63,591	64,929
Current assets of discontinued operations	20	45
Other current assets	6,426	4,160
Total current assets	73,848	72,658

Property and equipment, net	54,301	69,204
Deferred income taxes	15,052	15,154
Acquired leasehold interest, net	6,499	6,691
Assets held for sale, net	13,269	—
Other assets, net	5,220	3,862
TOTAL ASSETS	$168,189	$167,569

LIABILITIES AND EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$12,760	$13,065
Trade accounts payable	14,969	14,080
Current liabilities of discontinued operations	461	461
Accrued expenses:
Payroll and employee benefits	20,059	20,013
Current portion of self-insurance reserves	9,044	8,792
Other current liabilities	7,284	7,856
Total current liabilities	64,577	64,267
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion and deferred financing costs, net	74,236	74,603
Self-insurance reserves, less current portion	17,393	13,458
Other noncurrent liabilities	5,826	8,779
Total noncurrent liabilities	97,455	96,840

SHAREHOLDERS’ EQUITY	6,157	6,462

TOTAL LIABILITIES AND EQUITY	$168,189	$167,569

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended June 30,
	2018	2017
PATIENT REVENUES, net	$141,082	$142,550
Operating expense	111,440	113,166
Facility-level operating income	29,642	29,384

EXPENSES:
Lease and rent expense	13,725	13,763
Professional liability	3,182	2,724
General and administrative	9,295	8,221
Depreciation and amortization	2,847	2,620
Total expenses less operating	29,049	27,328
OPERATING INCOME	593	2,056
OTHER INCOME (EXPENSE):
Gain on sale of investment in unconsolidated affiliate	308	—
Interest expense, net	(1,661)	(1,541)
Other income	28	—
Total other expense	(1,325)	(1,541)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(732)	515
BENEFIT (PROVISION) FOR INCOME TAXES	425	(134)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(307)	381
LOSS FROM DISCONTINUED OPERATIONS:
OPERATING LOSS	(4)	(28)
NET INCOME (LOSS)	$(311)	$353

NET INCOME (LOSS) PER COMMON SHARE:
Per common share – basic
Continuing operations	$(0.05)	$0.06
Discontinued operations	—	—
	$(0.05)	$0.06

Per common share – diluted	$(0.05)	$0.06
Continuing operations	—	—
Discontinued operations	$(0.05)	$0.06

DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.055	$0.055
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,370	6,294
Diluted	6,370	6,472

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Six Months Ended June 30,
	2018	2017
PATIENT REVENUES, net	$282,367	$284,050
Operating expense	223,718	223,833
Facility-level operating income	58,649	60,217

EXPENSES:
Lease and rent expense	27,438	27,506
Professional liability	5,957	5,394
General and administrative	17,434	17,194
Depreciation and amortization	5,728	5,107
Total expenses less operating	56,557	55,201
OPERATING INCOME	2,092	5,016
OTHER INCOME (EXPENSE):
Gain on sale of investment in unconsolidated affiliate	308	733
Interest expense, net	(3,330)	(3,024)
Other income	79	—
Total other expense	(2,943)	(2,291)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(851)	2,725
BENEFIT (PROVISION) FOR INCOME TAXES	463	(996)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(388)	1,729
LOSS FROM DISCONTINUED OPERATIONS:
OPERATING LOSS	(26)	(43)
NET INCOME (LOSS)	$(414)	$1,686

NET INCOME (LOSS) PER COMMON SHARE:
Per common share – basic
Continuing operations	$(0.06)	$0.28
Discontinued operations	—	(0.01)
	$(0.06)	$0.27

Per common share – diluted	$(0.06)	$0.27
Continuing operations	—	(0.01)
Discontinued operations	$(0.06)	$0.26

DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.11	$0.11
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,342	6,263
Diluted	6,342	6,458

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)

	For Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$(311)	$(103)	$(5,933)	$(580)	$353
Loss from discontinued operations, net of tax	4	22	(14)	(1)	28
Income tax provision (benefit)	(425)	(38)	6,092	(345)	134
Interest expense	1,661	1,669	1,677	1,668	1,541
Depreciation and amortization	2,847	2,881	2,807	2,988	2,620
EBITDA	3,776	4,431	4,629	3,730	4,676

EBITDA adjustments:
Acquisition & disposition related costs (a)	—	46	2	72	133
Hurricane costs (b)	—	—	—	232	—
Lease termination receipts (c)	—	—	—	(180)	—
Gain on sale of investment in unconsolidated affiliate (d)	(308)	—	—	—	—
Gain on bargain purchase (e)	—	—	(925)	—	—
Executive severance (f)	1,172	—	—	—	—
Adjusted EBITDA	$4,640	$4,477	$3,706	$3,854	$4,809

(a)	Represents non-recurring costs associated with acquisition and disposition-related transactions.
(b)	Represents non-recurring hurricane costs related to Hurricanes Harvey and Irma during the third quarter 2017.
(c)	Represents non-recurring lease termination receipts, net of expenses, related to the termination of the Carthage, Mississippi operating lease in September 2017.
(d)	Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016.
(e)	Represents non-recurring gain on bargain purchase related to the Selma acquisition in July 2017.
(f)	Represents non-recurring costs associated with severance expenses for the former Chief Executive Officer.

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(In thousands, except per share data)

	For Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$(311)	$(103)	$(5,933)	$(580)	$353
Adjustments:
Acquisition and disposition related costs (a)	—	46	2	72	133
Hurricane costs (b)	—	—	—	232	—
Gain on sale of unconsolidated affiliate (c)	(308)	—	—	—	—
Gain on bargain purchase (d)	—	—	(925)	—	—
Lease termination receipts (e)	—	—	—	(180)	—
Executive severance (f)	1,172
Tax impact of above adjustments (g)	(474)	(15)	600	(43)	(53)
Discontinued operations, net of tax	4	22	(14)	(1)	28
Adjusted net income (loss)	$83	$(50)	$(6,270)	$(500)	$461

Adjusted net income (loss) per common share
Basic	$0.01	$(0.01)	$(1.00)	$(0.08)	$0.07
Diluted	$0.01	$(0.01)	$(1.00)	$(0.08)	$0.07

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,370	6,314	6,295	6,294	6,294
Diluted	6,470	6,314	6,295	6,294	6,472

(a)	Represents non-recurring costs associated with acquisition and disposition-related transactions.
(b)	Represents non-recurring hurricane costs related to Hurricanes Harvey and Irma during the third quarter 2017.
(c)	Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016.
(d)	Represents non-recurring gain on bargain purchase related to the Selma acquisition in July 2017.
(e)	Represents non-recurring lease termination receipts, net of expenses, related to the termination of the Carthage, Mississippi operating lease in September 2017.
(f)	Represents non-recurring costs associated with severance expenses for the former Chief Executive Officer.
(g)	Represents tax provision for the cumulative adjustments for each period.

DIVERSICARE HEALTHCARE SERVICES, INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands, except per share data, unaudited)

	Six Months Ended June 30,
	2018	2017
NET INCOME (LOSS)	$(414)	$1,686
Discontinued operations	(26)	(43)
Net income (loss) from continuing operations	(388)	1,729
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations:
Depreciation and amortization	5,728	5,107
Provision for doubtful accounts	—	4,187
Deferred income tax provision (benefit)	(34)	403
Provision for self-insured professional liability, net of cash payments	1,722	(309)
Stock based compensation	765	504
Gain on sale of investment in unconsolidated affiliate	(308)	(733)
Provision for leases in excess of cash payments	(916)	(304)
Deferred bonus	—	600
Other	283	247
FUNDS PROVIDED BY OPERATIONS	$6,852	$11,431

FUNDS PROVIDED BY OPERATIONS PER COMMON SHARE:
Basic	$1.08	$1.82
Diluted	$1.06	$1.77
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	6,370	6,294
Diluted	6,470	6,472
We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for acquisition and disposition related costs, hurricane costs, lease termination receipts, gain on sale of unconsolidated center, gain on bargain purchase and executive severance. We define Adjusted Net income (loss) as Net income (loss) adjusted for acquisition and disposition related costs, hurricane costs, lease termination receipts, gain on sale of unconsolidated center, gain on bargain purchase, executive severance, tax impact related to those adjustments, and discontinued operations, net of tax. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges.
Our measurements of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. Management believes that Adjusted EBITDA and Adjusted Net income (loss) are important performance measurements because they eliminate certain nonrecurring start-up losses and separation costs. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

DIVERSICARE HEALTHCARE SERVICES, INC. SELECTED OPERATING STATISTICS (Unaudited)
Three Months Ended June 30, 2018
	As of June 30, 2018			Occupancy (Note 2)
Region (Note 1)	Licensed Nursing Beds Note (4)	Available Nursing Beds Note (4)	Skilled Nursing Weighted Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization	2018 Q2 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
Alabama	2,464	2,367	2,107	85.5%	89.0%	10.6%	$44.7	$438.13	$187.60
Kansas	464	462	407	87.8%	88.2%	10.8%	7.9	434.12	170.72
Kentucky	1,285	1,291	1,116	86.8%	86.4%	11.6%	26.0	475.01	189.28
Mississippi	1,039	978	885	85.1%	90.4%	13.6%	19.2	437.35	187.72
Missouri	339	335	225	66.5%	67.3%	6.5%	3.8	489.14	137.34
Ohio	403	392	351	87.1%	89.5%	13.1%	9.0	498.10	188.38
Tennessee	617	546	430	69.7%	78.8%	11.8%	8.8	446.96	174.01
Texas	1,845	1,613	1,225	66.4%	75.9%	7.1%	21.7	481.67	150.31
Total	8,456	7,984	6,746	79.8%	84.5%	10.6%	$141.1	$455.29	$177.58

Note 1:	The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes one nursing center in Indiana.
Note 2:
The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds, and excludes a limited number of assisted living, independent living, and personal care beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues, but do not include any ancillary revenues related to these patients.
Note 4:	The Licensed and Available Nursing Bed counts above include only licensed and available SNF beds.

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